Exhibit 99.1

Broadridge

November 16, 2011

10:00 AM ET

Rich Daly:	Good morning. I’m Rich Daly, CEO of Broadridge. It is my pleasure to welcome you to the 2011 Annual Meeting of Stockholders of Broadridge Financial Solutions. This is our third completely virtual meeting of stockholders. That means the meeting is being video and audio broadcast over the Internet. Unlike common webcasts, however, this webcast incorporates shareholder validation that permits any shareholder to vote, real-time, during the meeting and to submit questions while the meeting is in progress. I’ll take the questions we received prior to and during the meeting and respond to them live during this meeting.

The companies that use Broadridge’s services have seen an increase in shareholder participation and voting and generally a reduction in physical meeting costs.

At this point, I’d like to introduce our slate of director nominees. To my right, Les Brun, Chairman, CEO, SAAR Group. Further down the table, Bob Duelks, former head of the global financial services operating group of Accenture. To his left, Rich Haviland, CFO, Automatic Data Processing. At the end of the table here, Sandy Jaffee, CEO of Fortent. Alexandra Lebenthal, to my left, President and CEO of Lebenthal and Company. To her left, Stuart Levine, founder, chairman, and CEO, Stuart Levine and Associates. And to Stuart’s left, Tom Perna, chairman and CEO, Quadriserve, Inc. And just beyond Tom, Alan Weber, CEO, Weber Group.

I would also like to introduce Mike Angelaris [sp], Randy DiOleo [sp], Larry Rosenberg [sp], and George Simione [sp], from Deloitte & Touche, our independent public accountants, and Ken Horse [sp], from Cahill Gordon [sp], our outside counsel.

I’ll now turn this over to Adam Amsterdam to conduct the business aspects of the meeting. Adam?

Adam Amsterdam:	Thanks, Rich. Proof of notice of this meeting will be filed with the company’s minutes. The tabulator has provided me with a report indicating that over 90% of our outstanding shares are present by proxy at this meeting. So, I can certify that we have a quorum. The Company has appointed Tom Tighe [sp] as our inspector of election. All Broadridge stockholders entitled to vote at this meeting have the ability to do so online, as well as the ability to submit questions in real time online. If you are a stockholder entitled to vote and have not yet voted, or if you want to change your previously cast vote, please do so via the website.

The proposals being considered today are explained in detail in the proxy statement that was distributed to all stockholders entitled to vote. The polls will remain open until the conclusion of Rich Daley’s remarks.

In proposal number one, the Board is proposing nine nominees for election as directors.

In proposal number two, the Board is proposing the ratification of the appointment of Deloitte & Touche to serve as Broadridge’s independent auditors for the fiscal year that began July 1st, 2011.

In proposal number three, the Board is seeking advisory approval of the compensation for the corporate officers named in our proxy statement.

And in proposal number four, the Board is seeking advisory approval for the Company to hold a stockholder advisory vote on executive compensation every year.

The Board recommends that stockholders vote for each of these proposals. Rich, I’ll turn the meeting back to you.

Rich Daly:	Thanks, Adam. What I’m going to do now is I’m going to briefly cover some highlights from our past fiscal year, and during my comments, you will still be able to vote, change your vote, as often as you like. When I’m done with my comments, I’ll then close the polls and then open it up for questions. We’ll be taking questions that may be called in first, if any, questions that come in during the meeting, and then questions previously submitted.

If it’s appropriate, I will ask a director to ask the question, and what I will do if it’s anything related to a specific committee, I will ask that committee chair, and if it’s a general Board question overall, I’ll ask Les Brun, who is our chair-elect and will be chair at the end of this meeting.

So, in my comments, I’m going to keep them fairly brief, but I’d like to encourage everyone to review our investor relations website, where you’ll have access to our quarterly calls, you’ll have access to our investor day information, which took place last spring, and you’ll also have access to the information that was distributed as it related to this annual meeting, and in particular, what I’d like you to consider, if you haven’t done it, to learn more about Broadridge and how confident we are in our future, is to review the shareholder letter I wrote as part of those materials.

I’m going to cover just a few of those highlights now, but again, I’d encourage you to look at those comments and look at that letter overall. I put real effort into, if I was on your side of the table, writing it in a way in a way that— what I would want to know if I was investing in Broadridge.

So, let’s start off with some financial highlights. Financially, fiscal year ‘11 was a disappointing year. We did miss our guidance, revenue was down 2% to $2.2 billion, net earnings were down 19%, to $176 million. Now, this was primarily driven by the decline in event-driven revenue related to mutual fund proxies, which declined from an unprecedented high of volume and revenue of $150 million to an unprecedented low of volume and that equated to $39 million.

Now, despite what took place, last year was actually, we believe, a very strong year in continuing to build the foundation to create greater shareholder value as we go forward. Our recurring revenue last year, which is the key to Broadridge’s foundation, was up 12%. We had strong sales of $134 million, $113 million of which was related to that recurring revenue. So we strongly believe that the results that took place last year were not reflective of the value creation process, which took place.

Now, without my taking the time now, I go into pretty significant detail by business segment why we believe that value is real, tangible, and within our reach.

So, we have a solid foundation, which are confident on, about our future, and we have clear and executable strategies to go forward and we are very confident in our ability to create value, as we go forward.

I want to take advantage of this opportunity just quickly to highlight our first quarter, which we reported on about two weeks ago. Fiscal year ‘12 is off to a good start. Our GAAP earnings of $0.13 per share were up over last year’s $0.10 per share. Our non-GAAP earnings are even better, due to the one-time expenses related to moving our data centers over to IBM.

Now, please keep in mind, though, that the first quarter is only 10% of our performance for the year. However, it always feels good to start the year ahead, versus behind.

At Broadridge, we are very, very, very proud and pleased to have a business that has the strong cash flow generation capabilities that we have. Accordingly, capital stewardship, I view as one of my highest priorities, and one of the highest reasons of management, in protecting shareholders. We view the cash we generate as being your cash. From the very beginning of Broadridge, we established a dividend. That dividend has been more than doubled, and again this past August, our Board increased that dividend to $0.64 from $0.60. We’ve also used your cash to create part of that strong future I spoke about earlier, in doing acquisitions. Last year, in our communications segment, we bought Matrix, a leader in the 401k defined contribution space, NewRiver, a leader in content around mutual fund prospectus and annuity activity, and Forefield, a leader in communications between financial consultants and their customers. And in the first quarter of this year, we acquired Paladyne Systems. Paladyne Systems gives us entre into the buy-side market. Paladyne has about clients right now, about 70 of those clients are international.

We also last year did buybacks, to the tune of 8.7 million shares, or $190 million, all of which we believe we bought back opportunistically, and of course, we maintained our investment-grade rating. You should expect us to view that as a strategic priority as we go forward. As you know, Broadridge provides mission-critical services across the financial services industry, so whether it be our $4 trillion a day in fixed-income settlement, the millions of equity of trades that people clear and settle each on our systems platforms, or all the proxy voting that’s done for virtually every company in North America, for the majority of their outstanding shares, these are mission-critical services and we believe that our client, when they outsource these services, rely on Broadridge always performing, and that includes a rock-solid financial foundation as well.

In terms of creating value going forward, we believe one of the key philosophies we have at Broadridge should give you comfort in not only our ability to create value, but to maintain that value, and that’s our commitment to the service profit chain.

The service profit chain recognizes that in order to have growing shareholder value, you need to exceed or at least meet client expectations on a very regular basis, and the only way to consistently do that, over any sustainable period of time, is to have the best and most engaged associates in the industry. Our commitment to the service profit chain, I am highly confident, has enabled us to have a 99-plus client retention percentage rate. We’ve been recognized as one of the best large companies to work for in New York State, Canada, India, and we’ve been recognized as an employer of choice in virtually all of our employment locations. That commitment to the service profit chain includes a recognition that we’re serving diverse markets in a diverse world, and therefore, we have a need to have a diverse workforce here at Broadridge that aligns appropriately with that, and we are continuing to strive to include and increase our diversity activities.

That commitment to the service profit chain, combined with all the strategic initiatives, acquisitions, and all the client onboarding we have going on right now at Broadridge, gives us confidence in our ability to create greater total shareholder returns as we go forward. Since [spin], measuring through June 30th, we’ve had about an average annual TSR of 6% over that period of time. I can’t tell you that I feel great about only 6%, but I can tell you, I remain highly confident in our ability to create greater shareholder value as we go forward. We’ve, in our investor day, announced that as we look to the future, OK, beyond fiscal— ‘14 and beyond, we’re confident in our ability to create at least 6% to 9% revenue growth and raise our margins from 13% to 17% to 19% as we go forward. As it relates to fiscal ‘13, I’ve publicly said in my shareholder letter, as well as in the last call, as well as at the investor day, and a number of times last year, that because of all the initiatives that we’ve invested in, and all the activities we have, we believe with the return of event-driven revenue to the historical averages, fiscal year ‘13’s earnings should start at $2, and even in the last call, we covered this, so the question was, asked, “Well, what happens if event-driven doesn’t return?” You should still expect, with the initiatives we have, that we can get to $1.80 in earnings per share, and then grow beyond that, as we said, ‘14 and beyond, that 6% to 9% in terms of revenue, with higher margins as we go forward, creating higher earnings than the 6% to 9% overall.

So, we expect to achieve, as we go forward, top quartile performance. We have clear goals and executable strategies. I can’t encourage you enough, though, that to learn more about Broadridge — we work very hard. It’s— Dan Sheldon, our CFO, Rick Roddick, our head of IR, and myself, every quarter, saying, “If we were an investor, what would we want to know?” Generally, from the analyst community, we get very high marks for being very transparent. I’d encourage you to go to our investor relations spot on our website to learn more.

With that, I’m now going to close to polls and ask Mr. Amsterdam to report on the results of the election. I’m sorry, Adam, should I do the Q&A first? OK, why don’t we do the Q&A first; this will give us a few more minutes to finalize any votes that came in.

Operator:	I’m showing no audio questions at this time, sir.

Rich Daly:	All right, so we don’t have anyone who has dialed in with a question. Did we get any questions during the meeting, via email? OK. It appears we don’t have any questions that were submitted during the meeting. There were some questions submitted during the solicitation process, so I’m now going to address those questions.

All right, we have five questions related to acquisition strategy. I’m going to quickly read those questions, and then I believe I can address all of them at the same time.

First question is, “Broadridge acquired several companies within the last fiscal year. What is the strategy behind these acquisitions in this weak economy?” Next question — “It is clear that Broadridge’s current growth strategy is acquisitions. Considering that most mergers and acquisitions fail, what is your plan to ensure success?” Third question related to acquisitions — “Is it the expectation that Broadridge will continue to be aggressive with acquisitions, and if so, is the strategy to look at adjacent markets, or core communications businesses?” Fourth question — “This was another great year for acquisitions. Can you provide some details on the adjacent businesses being consider for entry by acquisitions?” And the last question here was just recognizing that the first question was a very good question.

All right, so, we believe that Broadridge is extraordinary well-positioned in our r markets. Our 99% client retention rate, we score very, very high in terms of client satisfaction surveys, which we independently measure. The vast majority, well into the 90% category of clients, either satisfied or very satisfied, and a very high percentage of our clients are even beyond that.

So, we have these apostle clients out there that trust Broadridge already with mission-critical services, so it’s a natural extension for us to look at those clients, their needs, and to recognize that if Broadridge was the owner of a service that they could use, they would be very comfortable in buying that service from us.

So, the first criteria when we look at an acquisition is, if Broadridge was to own it, why is it worth more to us than to just say, a financial buyer? And if we can’t satisfactorily answer that question, it’s very unlikely we’re going to pursue the strategy to acquire that company.

Second piece is, is that we need to comfortably be able to put together a conservative business case that says it will have an internal rate of growth of 20% or greater. So, we set a very, very high financial bar to do that. So one, it has to fit. Two, it has a very, very high financial bar.

Three, we need to align it with the business unit, all right, and have confidence that we have the right management to assimilate it and to execute successfully on it. Now, we believe and part of our confidence going forward, in terms of our ability to create value in ‘13, but in particular, in ‘14 and beyond, is because the acquisitions I mentioned earlier. They’re all good, strong fits. Generally, they’re all performing ahead of expectations, and we remain confident that that will enable us to grow our overall revenue rate and our overall earnings rate at a rate faster than our current inherent businesses would have allowed us to do.

I’ll go to the next question — Okay, the question starts with a statement, “I am concerned - the CEO suite has not been able to create growth, and shareholders are understandably demanding their money back in the form of increased dividends. What will you do differently to spur an environment of growth?”

I’m going to break that into two questions, if I could. First is regarding dividends, and then about growth. Regarding dividends, from the time of the spin, we recognized that Broadridge was going to generate very strong free cash flow, and accordingly, we believe, given our confidence in our ability to maintain and grow that free cash flow, paying a dividend and returning cash to shareholders on a regular basis was something that was appropriate to do. We also believe it gave us a wider net, so to speak, of high quality investors to participate and so the commitment to paying a dividend has been there from day one, has more than doubled since we’ve spun, and again last year, this dividend this past August was raised for fiscal ‘12 as well.

So, the payment of dividends is unrelated to growth activities. As I put in the shareholder letter and as I briefly stated just a minute or two ago, before, we are highly confident in our ability to grow. We’ve had very, very strong sales. Our acquisitions are all doing very, very well. We’re going into new services, and the reduction in revenue growth that took place last year was related to a variable of revenue that is not recurring in nature. We called it “event-driven revenue,” but particularly it’s generally related to corporate actions and mutual fund proxy activity, which is not required to have an annual meeting— I’m sorry, not required to have a meeting on an annual basis, but only when circumstances within their environment require them to have a meeting. That revenue, which in fiscal ‘10, which from a recurring revenue point of view was not as strong as fiscal ‘11, actually, as I’ve said in the past, helped us achieve our plan in fiscal ‘10, because we were at a record level in ‘10. But now we’re at a record low level in ‘11 of activity, and even with the growth we’re planning on having this year in fiscal ‘12, per our guidance, we’re still planning on that same record of record low activity in the mutual fund, event-driven revenue.

Now, in terms of our ability to create value, if you look at our segments, we’ve got lots of exciting things going on. In the communications business, we have the TA activity. We have our E activity. We have all the new things we’re doing in mutual funds. The press releases we issued about Charles Schwab requiring every fund in the OneSource family to do their data aggregation and distribution activities to meet compliance through Broadridge.

We acquired Matrix; the 401k space is a very, very good space. Matrix is a very, very efficient product. We believe that by us being the owner of Matrix, we’ll be able to entice some of our apostle sell-side clients already to move on to that platform and to create growth as well.

Last year, I had announced that our securities processing segment had a very strong year in sales. At one point in time during the last year, we had $75 million in new revenue backlog to add on, and I provided an even more detailed update on new sales in backlog in the first quarter call.

Beyond that, the Paladyne acquisition gives us access to the multi-billion dollar buy-side market, and again, we remain highly confident, and as I said earlier, when I mentioned Paladyne, they have 170 clients already, and it also broadens our global activities. So, we remain very, very confident in our ability to create value.

I want to say one other thing, which I meant to say in my opening comments. Last year was a disappointing year financially. I was somewhat gratified that shareholders recognized, through our clear and transparent disclosure of our activities, our ability to create value beyond where we were last year and last year having a one time activity tied to it. Because our share price actually performed far better than our earnings performance was. And so we’d like to believe that this transparency that we’ve created in terms of what we’re doing, good or bad, okay, has been recognized by shareholders and they too see the opportunities for us in the future.

Next question. Les, this is a general Board question so I’m going to give this to you. What measures are being taken by the Board to improve the share price of Broadridge?

Les Brun:	Good morning, everyone, and thank you for joining our meeting. The Board is very focused on driving the increase in our share price through a variety of different ways. On revenue and earnings growth, we’re particularly pleased with the course and direction that management has taken in controlling the variables, which we can control, such as implementing the integration of new acquisitions, our strong sales, and the recurring revenue and client retention that we enjoy. We’re certainly unable to control those things, which were external to the control of any of us, the situation in Europe, the debt crisis, and event driven revenue, which are a strong variable in driving that growth.

Having said that, the Board is very pleased with the direction that management has taken and the steps that management are taking with regards to implementation of measures to drive increase in net share price. We think growth is a significant driver of that and as the market continues to embrace the Broadridge story, we think we’ll see some considerable improvement in that share price.

Rich Daly:	Okay. I see this next question here and I don’t know submitted it, but I’m going to be very grateful for it. The question is can we extend the forum to include communications for other activities related to Broadridge? At Broadridge, we believe our business is very unique. At Broadridge, we have the ability to know who virtually every owner is in every public company. So we believe there’s an opportunity not only at Broadridge, but for all companies to connect investors and to create forum related activities. What we’ve strategically decided is that the most logical route is to do what we’re doing right now, which is to make available to companies the ability not only to have a virtual shareholder meeting, like you’re seeing right now, where the number of participants can increase dramatically because you don’t physically need to go to that location.

Also, like we’ve done at Broadridge, we’re making available to companies the ability to create shareholder forum in conjunction with that annual meeting, and we’re looking for the opportunity as we go forward to extend those forums, not only related to the activities of the annual meetings, but to all activities related to shareholders.

I tell people all the time, it’s interesting with something like Facebook. I can find out what a classmate of mine from high school from 40 years ago had for lunch yesterday, even though I can’t quite remember who they are. All right, but I would argue that the interactive nature of online activities, which is engaging people to spend more time online, there are things more important like your financial future that would be far better use of time. And as we go forward, I fully expect that we will lead the continuing proliferation of online activities as it relates to shareholder exchanges, because we’re just so well positioned to do it.

If you think about it, right now Broadridge can have any shareholder speak to any other shareholder, protect their identity, and yet at the same time hold them accountable. I’m not aware of any other entity that has the ability to do that. So we find these forums going forward an exciting strategic opportunity, although in all the numbers I gave you for the future, I’m not putting any increase in earnings value tied to those activity. I’d like to view that as being up side.

Next question. Warren Buffet has stated he looks for significant owners of the company’s stock in selecting directors, noting that they tend to align their acts much closer to shareholders’ interests. According to the Broadridge proxy material, outside directors only own some 40,000 shares if you exclude stock options and DSUs. I’m not sure why you would exclude that, but that’s .00027%, basically an insignificant amount, especially relative to annual compensation. Can you please make equity ownership a priority consideration in future director selections or set a percentage ownership goal? Then in brackets, he’s indicating four times annual director’s compensation, for example, for future director nominations.

Les, as Chair, I’ll ask you to comment on director ownership.

Les Brun:	I’m delighted to answer this question, Rich. In fact, I think Broadridge is at the vanguard of director share ownership guidelines. Most companies have elected to take an approach such as the questioner has indicated in terms of a multiple. At Broadridge we’ve taken it one step further, and as Rich and others like to call it, we have the Roach Motel approach, where you can get in but you can’t get out, in that the directors are required to retain their DSUs, their deferred stock units, as well as any net exercise of options, and hold those until they retire from the Board, making the alignment of interest even greater than in most other situations.

Rich?

Rich Daly:	Are there any other questions? Okay. Please describe Broadridge’s globalization strategy. In five years, what proportion of Broadridge’s revenue will be from operations outside of North America? In five years, what percentage of Broadridge’s total employees will live outside of North America?

They’re really very different questions because the revenue and the employees have very different activities. Generally speaking, it’s not much over 10% of our revenue, which is outside of the US right now, and we have a very strong market share in Canada. However, an awful lot of the revenue we generate in North America is because of our global capabilities. For example, in our securities processing segment we provide for international banks outside of North America their US capabilities. In fixed income, 13 of the 20 primary dealers, many of which are headquartered outside of the US, are on our platform in the US. Part of the attraction to dealing with Broadridge was the fact that we’re one of the few platforms, if not the only platform that’s multi-entity, multi-currency, and enables you to clear any transaction in any currency, in any geography, or in 50 markets. And in the case of our securities business, down to one account.

In our communications business, all of our US institutions require us to provide them access to the global markets to serve proxies. So we have the ability, I believe it’s over 90 markets we can do proxies in. So global has been a priority. I will tell you, Les, I don’t want to speak on behalf of the Board, but the Board has certainly communicated to me on a consistent basis they would like to see that priority for international activities to increase.

Last year, through our London unit where we have a couple of hundred people, we acquired a company called City Networks. City Networks is a very successful reconciliation business in Asia and in Europe. We think under Broadridge’s ownership it can be more successful because of our relationship with so many of those international banks that use our platform, and we’re also looking to take that reconciliation capability, and this time bring it to the US to take advantage of those capabilities as well.

I mentioned we acquired Paladyne. Paladyne is based in New York. Their development center happens to be in St. Petersburg, Russia, but Paladyne, of their 170 clients, a very high percentage, about 40% I guess are international client, and we expect through our international locations, we are in London, we are in Geneva, we are in Frankfurt, we are in Hong Kong, we are in Australia. Through those activities, we expect to be able to continue to increase Paladyne’s activities, of course as well in the US as well.

So the thing that I take the constant position in is that somebody raised earlier about you can go out there and do acquisitions and lose money, and we do not want ever to do that. So whether it be in the US or whether it be international, when we look at an acquisition we always look at it from the point of view of why are we a better owner, and why will we gain more market share if we’re the owner of it. So buying an international transaction for the sake of doing more international, you shouldn’t expect us to do. But you should expect us to look to extend the relationships that we’ve already started through our global securities unit, and doing things like City Networks and Paladyne to continue as we go forward, as well as to grow our own businesses internationally as we go forward.

In our sales last year, I’ll end the comment on this question here, of that $75 million in backlog that we did, as well as the sales overall, a good amount of that was related to international based entities. And as we look at our pipeline going forward, my confidence is very high in our achieving our sales plan this year, for example, which is $110 million to $150 million of recurring revenue. In that activity, there’s a significant amount of international clients as well.

Next question, can I attend the virtual shareholder meeting with my BlackBerry? You can do it with any smart device. So and as we go forward we’re expecting that shareholder participation in meetings, which in Broadridge’s case went up when we went from a physical meeting to a virtual meeting, went up more than 30 times, we expect other companies to enjoy that same benefit, and we expect as more investors become aware of it, more and more investors will be logging in either live or as you can with Broadridge, go to our website after the meeting and see all the activities that you’re seeing live right now.

How do you assure customers are satisfied with your service? Acquisitions are fine, but you can’t buy the world. Well, one of the things I want to come back to, not only can’t we buy the world, but we’re not likely to buy ever beyond our ability to maintain an investment grade. So I constantly told people, you shouldn’t expect us ever to lever the buy back stock and there would have to be one heck of a reason for us to lever up on something that could ever put our investment grade in jeopardy to do a transaction.

Investors always ask me, okay, what would that transaction be? And I tell them all the time, well, I can’t think of a property out there that I think would be worthy to lose our investment grade. I just always hate, I have a philosophy of never saying never.

Could you just go back to the question one more second there if you would? So customer satisfaction, in every business unit, in every acquired business unit, we independently measure customer satisfaction. Across Broadridge, our 6,000 associates, the vast majority of them there’s only one criteria to earn a bonus and it’s not earnings. It’s called customer satisfaction and it’s not measuring it versus some standard that could be lower. It’s saying customer satisfaction has to go up. That’s all part of our commitment to the service profit chain.

I am unconditionally convinced that regardless of how much shareholder value we create, it will be at a higher level because of our commitment to the service profit chain, which recognizes that in order to generate shareholder value you need those highly satisfied customers. I call them apostle customers. And again, the best way to have those satisfied customers is to have the best engaged and the best skilled workforce, what we call our associate base. I am extraordinarily proud of our associates and all they contribute on a day in, day out basis. Throughout this very difficult financial market, they’ve enabled us to stay the course and I want to use this as an opportunity to again thank them for their tireless efforts.

Okay. Next question reads, well, I almost submitted a question when the 15-minute timeout hit and blanked out my work. As a company with a core of software, shouldn’t your shareholders’ forum software function? Okay, I read that word for word. Now, with technology there’s always going to be some need for timeouts and other activities. I won’t go into the variety of reasons, whether it be efficiency, data security, or all the other things. So I do apologize if you were timed out and possibly what we can do as we go forward is we can put some sort of header on there to let you know if and when that will happen.

One of the great things about technology is it evolves. I will tell you as slick as what we’re doing right now is, if you look at this five years from now, I’ll take a bet and provide anybody odds that what we’re looking at five years from now, two years from now is going to be dramatically improved from what you’re looking at today. But thank you for the question.

Okay, these are questions that were now submitted during the meeting. Who do you consider to be your greatest competitive threat looking out over the next three to five years? I internally at All Hands meetings, at management, I have a cliche I use, which is there’s no Miller Time. What do I mean by that? I mean that even though we’re the market leader in everything we do today, the only way we’re going to maintain that market leadership is to go out there and look to reinvent what we do, and disrupt ourselves before somebody else does that.

So the application of technology, this virtual annual meeting, the fact that in our largest communications business the majority of activity takes place not with paper, but electronically. Well over 50% of the shares we handle, I’m sorry, the majority of shares we handle and well over 50% of the distributions are made paperless. So it’s those types of activities that we need to do.

So I would say that the thing I focus the most on is never being complacent, always pushing the envelope, always challenging who is doing what, what do we need to do more. I think that in our businesses there’s a pretty wide chasm between us and the competition. You shouldn’t view that as arrogance. I’d like you to view that as we’re in a constant state of healthy paranoia. My wife at times doesn’t think it’s that healthy, but it’s absolutely the appropriate way to go forward and the appropriate way to drive the business.

Next question, what plans does Broadridge have in place to capitalize on the growth of opportunities in Asia? There are a few things that are going on in Asia that we want to be very, very, very sensitive to. So one, we do proxies in Asia right now and two, our clients can do transactions in the Asia markets and have been able to do so for a long period of time. We have not opened up any centers in Asia, per se. We’re in Hong Kong, but I meant I’m specifically referring to China and there are still activities there before we went into that market that we would need to be at a higher level of confidence in terms of protection of intellectual capital, particularly because of the significance of what we do. Remember, this is the software that right now, on an average day, we’re clearing and settling $4 trillion in market value and securities.

So Paladyne, though, will give us more access to Asia. City Networks, one of the most attractive things about it was their strong ability to penetrate the Asian markets. Of course, our software for Asian broker-dealers, in particularly Japan and Hong Kong, okay, is part of that active pipeline of new transactions to get generally access not to example the Japanese market, but to use their homeland system for that market and to use Broadridge everywhere outside of the mother ship, so to speak.

Can you please explain Broadridge’s acquisition strategy? I think I did that already. I’ll just highlight the keys. One, if we own it, we have to be a buyer who we believe it’s worth more to than for example just a financial player. Two, it needs to generate an IRR with a conservative business case of greater than 20%. That includes, by the way, on a discounted cash flow model that it doesn’t have some crazy terminal value calculation. We want to know what it’s going to make. So therefore, it needs to be GAAP accretive after year two, and again, we’re looking for 20% growth and we’re looking for these transactions to raise our overall revenue growth and earnings growth, not just to be more of the same.

Next question, will Broadridge become a more aggressive purchaser of its own stock? Right now, Broadridge has last year, as we really indicated to people when we got out of the clearing business and were going to free up the capital, we were likely going to guy back shares to offset some of the dilutive nature that was going to take place last year. And indeed, we bought back $190 million worth of stock or 8.7 million shares.

Our view on buying back stock is two things. One, we’re only going to do it opportunistically and two, we’re going to tell you after we do it. All right. So right now, given our current cash position, you shouldn’t expect us to be doing significant acquisitions until we get towards the end of the year. Nor should you be expecting us to be doing buybacks of any significant nature until we get towards the end of the year.

Given our commitment to maintaining investment grade, all right, going forward we’ll look for opportunistic opportunities and what we’re doing in going to my earlier comment when I highlighted the summary of last year, this all fits into capital stewardship. It’s your cash and we’re going to treat it like it’s your cash and we’re going to measure dividends as a commitment, opportunistic acquisition growth opportunities as a high priority. Then talking acquisitions, when the opportunities are there, we’re never going to do deals for the sake of doing a deal.

Next question, what is the regional breakdown of Broadridge turnover and profit. Okay, let me go — so in terms of turnover, we beat every market we’re in. I just had this conversation this morning in an audit committee meeting with the Board about that. The turnover in India, for example, where we have well over 1,000 associates is high. Our turnover is well below the average in the region we’re in, in India. Okay, we’re in the high teens versus they’re well into the 20s, and our turnover in management where we have an extraordinarily talented team over there, is actually pretty low.

In terms of all of our other areas, again, we measure ourselves versus the market and I’m not aware of an area where we’re not at least a little better than the market, if not more than a little better.

Okay, the profit as it relates to the international locations is, I tell people when we get into this dialogue that if we didn’t have international capabilities, we wouldn’t have one an awful lot of the business we have in the US and that’s both in our proxy world with international — I’m sorry, with large institutions, as well as in our trade processing and fixed income worlds in the US. So I don’t — given the fact that it’s just a little over 10% of our revenue is generated from international clients outside of the US really doesn’t align as well with the significance of our international activities because a very, very high percentage of the revenue we have in the US we wouldn’t be able to have if those clients couldn’t do their activities around the world and only do their activities in the US and North America.

Any other questions? Okay, another live question. What are the plans to have more women and minorities in executive positions at Broadridge? As I said in my comments about our commitment to the service profit chain, that also extends to maintaining a diverse organization. Pure and simple, it’s good business. The clients we’re serving are diverse. When we face off with them with a level of diversity, it enables the relationships to be stronger. It enables us to win more business. It enables us to grow our business. So at every level of the organization, every leader in the organization on every new hire and every promotion is asked, was a diverse candidate considered and if it’s not successful, why not.

I will tell you that in promotions and hires at the executive level or any reasonable management level, the diversity percentage is much higher than the percentage of diverse candidates we have and much higher than the target we have to match off versus that diverse market we serve. Why, if you’re looking to make improvements, you need to make changes to raise the average. So we’re pushing very hard to make this happen. Maryjo Charbonnier, our head of HR, has done a very, very good job in keeping me, the entire management team, and all leaders focused on that.

New question, earlier in the year you launched a program to reach out to other CEOs to increase individual voting. What has been the response from other CEOs to this initiative? I did send a letter to the top 1,000 CEOs saying, voting is good. Not only encourage your employees to vote their shares in your company, but encourage your employees to vote their shares in every stock they own, all right, and let’s create a rising tide benefit.

I’ve had dialogues with the Chair of the SEC and SEC Commissioners on this topic. We’re about to re-launch this activity as we go forward and this like almost the forum activities are things that I am confident Broadridge’s leadership will continue to be recognized. I literally at 12 o’clock tomorrow have a meeting on my calendar about how we’re going to start an ad campaign with our new head of marketing, making this a priority.

And there’s two things we’re achieving here. It’s actually three. One, we’re creating a brand for Broadridge around this activity. Two, we’re enabling C-suite executives to feel better about raising participation because we’ve proven that owners are looking for investments to go up and are looking to support management who are working out there every day to create greater shareholder value. And to let those investors know their participation is important and desired is something that every C-suite executive should be looking to do.

I think what it’s actually enabled is those activities are also tied to the virtual shareholder meetings and awareness of it, and acceptance of it is growing not as fast as I’d like it to, because I’ll never probably be satisfied until every company is on it. But it’s growing at a faster rate and I’d like to think that program was part of it.

All right, now, this will be the last question unless I guess somebody wants to type real fast. So one of the shrewdest Wall Street investors, David Einhorn, Greenlight Capital, has a significant position in Broadridge. Would you consider adding him to the Board if he was interested? Well, by the way, we have a couple of shrewd investors out there. I meet with Lee Cooperman on a pretty regular basis as well. Les, I’m going to give this to you live and, Stuart, I’m going to also ask you to comment on the governance committee or the nominating committee’s process as it relates to these activities as well. So Les, you first.

Les Brun:	Happy to, Rich. I think our Board is comprised of people with diverse backgrounds that are represented and requisite to advancing the mission of the Board and the company. We’re always delighted to consider new potential Board members depending on the particular needs that the Board has identified as needing amplification in assisting us in formulizing and formulating the vision that we share with management to drive growth in the company’s value. So we’re delighted to consider anyone for Board membership and go through a vetting process, if appropriate, particularly if the needs match those which we’ve identified ourselves.

Stuart?

Stuart Levine:	Thank you, Les, and thank you for participating in our shareholders’ meeting. I think the question is very good. You should be aware that the governance committee, governance and nominating committee works really hard at, A, assessing ourselves as directors, and then looking for criteria for strengthening the Board on a going forward basis. So if anybody has any ideas for nomination, we certainly review those letters on a pretty regular basis and you can send them directly to Rich Daly, our CEO, or to myself via the company.

Rich Daly:	Thank you, and I’m just curious why every shrewd investor isn’t on our Broadridge, but I guess I don’t get to ask questions here. Well, there being no further questions and no one has called in this year, Adam, I’m going to turn it back over to you.

Adam Amsterdam:	Thanks, Rich. Tom Tighe, our Inspector of Election, has presented me with a report covering the votes we’ve received for and against each of the proposals, and I’m very happy to report that each of the proposals has passed. Complete voting results will be contained in a form 8-K that we’ll be filing within two days of this meeting. The 8-K will be available on our website promptly after it has been filed.

Now that the business and procedural aspects of the meeting are concluded, Rich, we want to have a closing comment. I’ll turn it back over to you to wrap things up.

Rich Daly:	Well, there is no additional business so I will adjourn. But before I do that, I want to thank you for participating and I want to encourage you that if you find this of value to have access to company and management anywhere you are in the world, I’d encourage you to share that with others and encourage other companies to join the growing list of leading companies that are participating in virtual shareholder meetings.

With that, I want to thank you for your interest in support of Broadridge and choose to have a great day. Thank you.